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                                                                 EXHIBIT 23(iii)

INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Amendment No. 3 to the Registration Statement of Bracknell Corporation on Form F-4 of our report dated March 8, 2000 as to Note 11, on the consolidated financial statements of Nationwide Electric, Inc. for the six-month period ended September 30, 1999, the year ended March 31, 1999, and the period from September 23, 1997 (date of inception) to March 31, 1998 appearing in the Proxy Statement/Prospectus, which is part of this Registration Statement and to the reference to us under the heading of "Experts" in such Proxy Statement/Prospectus.


/s/  Deloitte & Touche
Minneapolis, Minnesota
November 20, 2000